EdR ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2016 RESULTS
- Adds $500 Million of Funded Investments Since Third Quarter 2016 -

MEMPHIS, Tenn., February 21, 2017 - EdR (NYSE:EDR) (the "Company"), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter and year ended December 31, 2016.
Company Highlights

•
Net income attributable to common stockholders was $14.1 million, or $0.19 per diluted share, for the fourth quarter as compared to net income of $14.8 million, or $0.27 per diluted share, in 2015. For the full year, net income attributable to common stockholders was $44.9 million, or $0.65 per diluted share, as compared to $19.9 million, or $0.40 per diluted share in 2015;

•	Operating income for the fourth quarter decreased $1.7 million to $18.1 million and for the full year, operating income increased $4.0 million to $49.1 million;

•	Same-community net operating income ("NOI") for the year increased 3.3% on revenue growth of 3.0% and expense growth of 2.6%;

•
Core funds from operations (“Core FFO”) for the fourth quarter increased $10.6 million to $43.2 million, or $0.59 per share/unit. For the full year, Core FFO increased $31.4 million to $123.0 million, or $1.77 per share/unit;

•
Per share growth in net income and Core FFO was impacted by significant deleveraging equity transactions in 2016 and late 2015, which increased full year weighted average shares by 39.2% and reduced net debt to gross assets from 39.5% at September 31, 2015 to 17.4% at December 31, 2016;

•
Preleasing for the 2017-2018 lease-term is 90 basis points ahead of last year with the same-community portfolio 60.3% preleased. The same-community leasing portfolio is projected to open the 2017-2018 lease-term with a 3.5% to 4.5% increase in rental revenue;

•	Entered into a binding agreement to acquire a 305-bed community pedestrian to Auburn University for $28.7 million, which is anticipated to close by the end of February 2017;

•
Entered into a ground lease and started site work on the previously announced ONE Plan community on the campus of Cornell University. The graduate replacement housing, targeted to open summer of 2018, is currently estimated to include around 872 beds for a total cost of approximately $86 million;

•
Embedded external growth in collegiate housing assets of 46% from the 2017 acquisitions at Oregon State University and Auburn University and the Company's active development pipeline of over $980 million for delivery in 2017, 2018 and 2019;

•
The Company exhausted its existing $300 million at-the-market ("ATM") forward equity program, selling a total 6.9 million forward-settling shares at a weighted average net price of $42.65, locking in $296 million in future funding without immediate dilution. The Company also initiated a new $500 million ATM authorization, with the ability to settle these forward shares at its discretion through December 2018;

•	Amended existing term loans in January 2017, extending the maturity of the $65 million tranche by three years to 2022 and reducing the interest rate on the $123 million tranche by 35 bps; and

•
Announced 2017 financial guidance, with net income attributable to common stockholders of $0.66 to $0.76 per share and a Core FFO range for the full year 2017 of $1.90 to $2.00 per share/unit, which at the midpoint represents a 10% increase over 2016.

"I am proud of the way we finished 2016," stated Randy Churchey, EdR's chairman and chief executive officer. "We produced solid internal results, with same-community NOI growth of 3.3%, and our investment in new communities, both through development and acquisition, contributed an additional 16% growth in community NOI. With our low leverage and equity capital from completed and unsettled ATM sales, our embedded external growth in collegiate housing assets of 46% is already funded, putting us in a great position to make 2017 another year with strong growth."

Net Income Attributable to Common Stockholders
Net income attributable to common stockholders for the fourth quarter 2016 was $14.1 million, or $0.19 per diluted share, compared to $14.8 million, or $0.27 per diluted share, in the fourth quarter of the prior year. For the full year, net income attributable to common stockholders was $44.9 million, or $0.65 per diluted share, compared to $19.9 million, or $0.40 per diluted share. The $25.0 million increase in net income attributable to common stockholders for the year relates primarily to the following:

•	a $23.5 million increase in total community NOI,

•	a $21.2 million increase in gain on sale of collegiate housing assets in 2016 compared to 2015 and

•	a $9.0 million decrease in net interest expense, mostly offset by

•	a $13.4 million increase in depreciation,

•	a $10.2 million increase in loss on extinguishment of debt and

•	a $2.5 million loss on impairment in the fourth quarter of 2016, compared to none in 2015.

Operating Income
Operating income for the fourth quarter was $18.1 million as compared to $19.9 million for the fourth quarter of 2015. For the full year, operating income increased $4.0 million over the prior year to $49.1 million. The $4.0 million increase for the full year relates primarily to the following:

•	a $23.5 million increase in total community NOI, mostly offset by

•	a $13.4 million increase in depreciation and

•	a $2.5 million loss on impairment in the fourth quarter of 2016, compared to none in 2015.

Core Funds from Operations
Core FFO for the fourth quarter was $43.2 million, as compared to $32.7 million in the fourth quarter of the prior year. For the full year, Core FFO increased $31.4 million, or 34.3%, over the prior year to $123.0 million. The $31.4 million increase for the full year relates primarily to the following:

•	a $23.5 million increase in total community NOI and

•	a $9.0 million decrease in net interest expense.

Core FFO per share/unit declined $0.02 to $0.59 for the fourth quarter and declined $0.06 to $1.77 for the full year. The decline in Core FFO per share/unit is primarily due to a 39.2% increase in weighted average shares related to deleveraging equity transactions in 2016 and late 2015 which reduced net debt to gross assets from 39.5% at September 31, 2015 to 17.4% at December 31, 2016.
A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results
Same-community NOI for the fourth quarter increased 1.4% to $38.3 million, with revenue up 1.3% and operating expense growth of 1.1%. The growth in revenue is comprised of a 3.2% increase in rental rates, a 1.8% decline in occupancy and a 0.1% decrease in other income. The 1.1% increase in same-community operating expenses was driven by a 1.7% reduction in direct operating expenses from the fourth quarter of 2015 that partially offset a 13.8% increase in real estate taxes. Quarterly same-community real estate tax expense can be significantly impacted by the timing of assessments, the timing and success of appeals and the expiration of PILOTS as well as the impact of communities developed by the Company being assessed at full value after they have moved into the same-community portfolio. For the full year, same-community real estate taxes grew 7.6%.
For the full year, same-community NOI increased 3.3%, or $4.1 million, with revenue up 3.0% and operating expenses growing 2.6%. Strong expense controls kept direct operating expense growth to just 1.8% for the year, tempering a 7.6% growth in real estate taxes.

A reconciliation of operating income to NOI is included with the financial tables accompanying this release.

2017-2018 Preleasing
The same-community leasing portfolio is currently 90 basis points ahead of prior year with 60.3% of the beds preleased for the fall. This pre-leasing update does not reflect the Company's beds at the University of Kentucky (UK), Boise State University, or Northern Michigan University as the assignment process has not yet occurred.
Based on current leasing velocity and market conditions, we expect the same-community leasing portfolio to open the 2017-2018 lease-term with occupancy up approximately 100 bps and an approximate 2.5% to 3.5% increase in rates. Combined, the Company anticipates the same-community leasing portfolio to open the 2017-2018 lease-term with rental revenue growth in the range of 3.5% to 4.5%.
The Company provides additional leasing information in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Market Supply and Demand
Our updated supply and demand statistics for 2017, which now include the Oregon State University and Auburn University markets, remain consistent with the update given in our third quarter earnings release. We currently anticipate 2017 new student housing supply as a percentage of enrollment, in EdR markets, to exceed projected enrollment growth by 30 basis points. This 30 basis point spread is comprised of supply growth representing 2.1% of enrollment as compared to an expected enrollment growth of 1.8% and is consistent with the supply to enrollment gap EdR experienced in its markets over the previous four years as follows:

EdR Markets (% of enrollment):	2013	2014	2015	2016*	2017*
Projected new supply	2.2%	2.2%	2.0%	1.8%	2.1%
Projected enrollment growth	1.3%	1.4%	1.5%	1.5%	1.8%
	0.9%	0.8%	0.5%	0.3%	0.3%

Same-community:
Occupancy increase (decrease)	3.0%	2.0%	0.4%	(1.1)%	1.0%
Rate increase	2.0%	2.0%	3.4%	3.4%	3.0%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%	4.0%

*Enrollment projections for 2016 and 2017 represent the 3-year enrollment CAGR through 2015 for our current portfolio and our portfolio with 2017 deliveries, respectively. Leasing revenue growth for 2017 represents the midpoint of current projections.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Investment Activity
During 2016, the Company grew its collegiate housing assets by 18.5%, including the delivery of 2,320 beds at Virginia Tech, the University of Kentucky and the University of Mississippi in 2016, for a total cost of $174.5 million, and the acquisition of communities at Colorado State University, the University of Wisconsin and the University of Arizona for an aggregate purchase price of $287.1 million.
The Company recently entered into a ground lease with Cornell University and started site-work on the previously announced ONE Plan development on its campus. Working with the university, most of the approvals have been obtained and the Company anticipates obtaining the final approval shortly to start construction on the replacement graduate housing, which is target for delivery in summer 2018 and is currently estimated to consist of around 872 beds for a total cost of approximately $86 million.
As previously announced, the Company started construction on the following collegiate housing communities:

•	University of Hawai’i - EdR is 90% owner of a joint venture that began construction on a $109.6 million, 599-bed community adjacent to the University of Hawai’i for delivery in 2018 or 2019;

•	University of Minnesota - EdR is 51% owner of a joint venture that began construction on a $97.9 million, 707-bed community surrounded by the University of Minnesota campus for delivery in 2018; and

•	Arizona State University - EdR is 90% owner of a joint venture that began construction on a $164.9 million, 857-bed community adjacent to Arizona State University for delivery in 2018.
The Company’s development pipeline of 2017, 2018 and 2019 deliveries now includes 13 developments with a total of 8,926 beds and total project development costs of over $980 million. All projects are progressing as planned for their targeted openings.
The Company entered into a binding contract to acquire 319 Bragg at Auburn University and anticipates completing the acquisition of the pedestrian to campus community by the end of February 2017 for $28.7 million. Built in 2014, the 305-bed community is currently 100% occupied and features study lounges, a resort style pool with cabanas and hammocks, sand volleyball court, fitness center, grilling stations and covered parking. The units, which are a mix of two-, three-, four- and five-bedroom configurations, include stainless steel appliances, granite countertops with island kitchens and each has a balcony or patio.
As previously announced, the Company completed the acquisition of a community at Oregon State University in January of 2017 for $99.5 million. Built in 2015, The Retreat at Corvallis includes 1,016 beds adjacent to the Oregon State campus in a mix of one-, two-, three-, four- and five-bedroom floor plans in both cottage (40%) and traditional apartment (60%) configurations.
"I am pleased with our team's ability to convert development opportunities into active projects over the last three months," stated Tom Trubiana, EdR's president. "The three new developments at the universities of Hawai'i, Minnesota and Arizona State, along with the start of construction on the ONE Plan asset on Cornell's campus, will deliver well-located, stellar communities to our portfolio, creating value for our shareholders."

Third-Party Development Services
Progress continues on the Company's active third-party development projects at Texas A&M Commerce, East Stroudsburg University and Shepherd University for their targeted deliveries this summer.
The Company announced in its third quarter 2016 earnings release that it was awarded the right to negotiate a third-party fee development project by New Mexico State University. Despite extensive efforts by EdR and the university, changing market conditions and campus dynamics resulted in a shift in objectives and project scope that led the university's board to back away from the original RFP goals. The university scaled down the scope for housing to mostly renovation of existing on-campus stock that they plan to do on their own. EdR is no longer associated with and did not earn fees from this project.

Capital Structure
At December 31, 2016, the Company had cash and cash equivalents totaling $34.5 million and availability on its revolving credit facility of $480 million. The Company's net debt to gross assets was 17.4%, its net debt to EBITDA - adjusted was 1.7x, and its interest coverage ratio was 9.0x.
In January 2017, the Company amended its existing $65 million and $123 million term loans. The amendments extended the maturity of the $65 million tranche by three years to 2022 and reduced the interest rate on the $123 million tranche by 35 bps to 3.5%, saving approximately $0.3 million in interest annually through the maturity of the $123 million tranche in 2021.

The Company's capital commitments at December 31, 2016, relating to active developments and adjusted to include the recently completed acquisition at Oregon State University and recently announced acquisition at Auburn University totaled $1.1 billion, with $860 million remaining to be funded ($697 million in 2017 and $163 million in 2018). The Company expects to meet these capital commitments with existing cash, debt capacity and settling its existing $296 million of ATM forward shares that have already been sold but not yet settled. Please see the Company's financial supplement for a schedule of sources and uses of capital for all announced transactions as well as proforma debt to gross asset ratios including the impact of funding these commitments.

Since the third quarter earnings release, the Company sold an additional 2.4 million shares under its at-the-market ("ATM") forward sale program for a total of 6.9 million forward-settling shares sold at a weighted average net price of $42.65, representing approximately $296 million in future funding for our capital commitments. As these sales exhausted the existing ATM program authority, the Company filed a new ATM program with a total authorization of $500 million. The new authorization includes the ability to sell shares in forward settling transactions with the Company's option to settle any forward sales at its discretion through December 2018.

“The use of this innovative funding mechanism allows us to lock in the funding for our equity capital requirements at the time we make an investment commitment while delaying dilution from the issuance of shares until the funds are needed," stated Bill Brewer, EdR's chief financial officer. "With our current low leverage and including the impact of our recently completed acquisition at Oregon State, if we were to fund 100% of our development commitments at December 31, 2016, as well as the recently announced acquisition at Auburn, today, with cash on hand, settlement of the forward equity sales and existing debt capacity, our debt to gross assets would be 28%, within management’s targeted leverage range of 25% to 30%.”

Reconciliations of net debt to total debt, gross assets to total assets, and Adjusted EBITDA and pro forma Adjusted EBITDA to net income are included with the financial tables accompanying this release.

Earnings Guidance and Outlook
Based on the Company's current estimates, management reaffirms the initial 2017 guidance released on January 25, 2017, including net income attributable to common shareholders of $0.66 to $0.76 per diluted share and Core FFO per share/unit of $1.90 to $2.00. Please refer to our January 25, 2017 press release for more details on our guidance assumptions.

Webcast and Conference Call
EdR will host a conference call for investors and other interested parties beginning at 10 a.m. Eastern Standard Time on Tuesday, February 21, 2017.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.
The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.
The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Tuesday, February 21, 2017 through 11:59 p.m. Eastern Time on Tuesday, March 7, 2017.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13652455.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR
One of America's largest owners, developers and managers of collegiate housing, EdR (NYSE:EDR) is a self-administered and self-managed real estate investment trust that owns or manages 87 communities with more than 45,000 beds serving 54 universities in 25 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:
J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures
Funds from Operations (FFO)
As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company's operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)
The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating expense related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets
Debt to gross assets is defined as total debt, excluding the unamortized deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We also refer to net debt to gross assets. Net debt is defined as total debt, excluding the unamortized deferred financing costs and less cash. We consider debt to gross assets and net debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets and net debt to gross assets should only be used as an alternative measure of the Company's financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
Adjusted EBITDA is defined as GAAP net income excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing properties; (6) interest expense and income; (7) amortization of deferred financing costs; (8) income tax expense (benefit); (9) noncontrolling interests; (10) other operating expense related to noncash adjustments and (11) loss on extinguishment of debt. Management considers Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Interest Coverage Ratio
Interest Coverage Ratio is defined as Adjusted EBITDA divided by interest expense. We consider the interest coverage ratio a useful metric for investors as it provides a widely-used measure of our ability to service our debt obligations, as well as compare leverage between REITs.

EdR AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	December 31, 2016	December 31, 2015

Assets
Collegiate housing properties, net	$2,108,706	$1,774,796
Assets under development	289,942	117,384
Cash and cash equivalents	34,475	33,742
Restricted cash	7,838	9,784
Other assets	65,224	66,125

Total assets	$2,506,185	$2,001,831

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized deferred financing costs	$62,520	$204,511
Unsecured revolving credit facility	20,000	—
Unsecured term loan, net of unamortized deferred financing costs	186,738	186,518
Unsecured senior notes, net of unamortized deferred financing costs	247,938	247,678
Accounts payable and accrued expenses	127,872	85,670
Deferred revenue	20,727	19,024
Total liabilities	665,795	743,401

Commitments and contingencies	—	—

Redeemable noncontrolling interests	38,949	13,560

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 73,075,455 and 56,879,003 shares issued and outstanding as of December 31, 2016 and 2015, respectively	731	569

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,802,852	1,263,603
Retained earnings (accumulated deficit)	—	(21,998)
Accumulated other comprehensive loss	(3,564)	(5,475)
Total EdR stockholders’ equity	1,800,019	1,236,699
Noncontrolling interests	1,422	8,171
Total equity	1,801,441	1,244,870

Total liabilities and equity	$2,506,185	$2,001,831

EdR AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$80,437	$71,781
Third-party development consulting services	636	702
Third-party management services	1,032	972
Operating expense reimbursements	2,119	2,065
Total revenues	84,224	75,520

Operating expenses:
Collegiate housing leasing operations	27,811	25,831
Development and management services	2,706	3,218
General and administrative	2,422	2,773
Development pursuit, acquisition costs and severance	292	47
Depreciation and amortization	22,462	18,417
Ground lease expense	3,633	3,312
Loss on impairment of collegiate housing properties	2,500	—
Other operating expense	2,146	—
Reimbursable operating expenses	2,119	2,065
Total operating expenses	66,091	55,663

Operating income	18,133	19,857

Nonoperating (income) expenses:
Interest expense	3,345	6,834
Amortization of deferred financing costs	351	562
Interest income	(61)	(69)
Loss on extinguishment of debt	—	403
Total nonoperating expenses	3,635	7,730

Income before equity in earnings of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	14,498	12,127

Equity in earnings of unconsolidated entities	289	155
Income before income taxes and gain on sale of collegiate housing properties	14,787	12,282
Less: Income tax expense	460	22
Income before gain from sale of collegiate housing properties	14,327	12,260
Gain on sale of collegiate housing properties	—	2,770
Net income	14,327	15,030
Less: Net income attributable to the noncontrolling interests	194	257
Net income attributable to Education Realty Trust, Inc.	$14,133	$14,773

Other comprehensive income:
Gain on cash flow hedging derivatives	4,748	2,419
Comprehensive income attributable to Education Realty Trust, Inc.	$18,881	$17,192

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic	$0.19	$0.28

Net income attributable to Education Realty Trust, Inc. common stockholders per share – diluted	$0.19	$0.27

Weighted average share of common stock outstanding – basic	73,357	53,486

Weighted average share of common stock outstanding – diluted	73,595	53,788

EdR AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Year ended December 31,
	2016	2015
Revenues:
Collegiate housing leasing revenue	$274,187	$240,623
Third-party development consulting services	2,364	2,233
Third-party management services	3,588	3,670
Operating expense reimbursements	8,829	8,636
Total revenues	288,968	255,162

Operating expenses:
Collegiate housing leasing operations	111,378	101,283
Development and management services	10,671	11,446
General and administrative	10,413	9,000
Development pursuit, acquisition costs and severance	1,190	452
Depreciation and amortization	81,413	68,022
Ground lease expense	12,462	11,268
Loss on impairment of collegiate housing properties	2,500	—
Other operating expense	1,046	—
Reimbursable operating expenses	8,829	8,636
Total operating expenses	239,902	210,107

Operating income	49,066	45,055

Nonoperating (income) expenses:
Interest expense	15,454	24,449
Amortization of deferred financing costs	1,731	2,089
Interest income	(490)	(213)
Loss on extinguishment of debt	10,611	403
Total nonoperating expenses	27,306	26,728

Income before equity in losses of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	21,760	18,327

Equity in losses of unconsolidated entities	(328)	(668)
Income before income taxes and gain on sale of collegiate housing properties	21,432	17,659
Less: Income tax expense	684	347
Income before gain on sale of collegiate housing properties	20,748	17,312
Gain on sale of collegiate housing properties	23,956	2,770
Net income	44,704	20,082
Less: Net income (loss) attributable to the noncontrolling interests	(220)	171
Net income attributable to Education Realty Trust, Inc.	$44,924	$19,911

Other comprehensive income (loss):
Gain (loss) on cash flow hedging derivatives	$1,911	$(1,010)
Comprehensive income attributable to Education Realty Trust, Inc.	$46,835	$18,901

Earnings per share information:
Net income attributable to Education Realty Trust, Inc. common stockholders per share – basic and diluted	$0.65	$0.40

Weighted average share of common stock outstanding – basic	69,336	49,676
Weighted average share of common stock outstanding – diluted	69,600	49,991

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

Net income attributable to EdR	$14,133	$14,773	$44,924	$19,911

Gain on sale of collegiate housing assets	—	(2,770)	(23,956)	(2,770)
Impairment losses	2,500	—	2,500	—
Real estate related depreciation and amortization	22,229	18,026	79,653	66,499
Equity portion of real estate depreciation and amortization on equity investees	676	784	2,699	2,141
Noncontrolling interests	154	261	153	298
Funds from operations ("FFO") available to stockholders and unitholders	$39,692	$31,074	$105,973	$86,079

FFO adjustments:
Loss on extinguishment of debt	—	403	10,611	403
Acquisition costs	206	—	619	293
Change in fair value of contingent consideration liability (3)	2,146	—	1,046	—
Straight-line adjustment for ground leases (1)	1,175	1,187	4,731	4,782
FFO adjustments	3,527	1,590	17,007	5,478

Core funds from operations ("Core FFO") available to stockholders and unitholders	$43,219	$32,664	$122,980	$91,557

Earnings per share - diluted	$0.19	$0.27	$0.65	$0.40

FFO per weighted average share/unit (2)	$0.54	$0.58	$1.52	$1.72

Core FFO per weighted average share/unit (2)	$0.59	$0.61	$1.77	$1.83

Weighted average shares/units (2)	73,595	53,788	69,600	49,991

(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact, and the dilutive impact of the ATM Forward.

(3) This represents the fair value adjustment for The Hub at Madison and Urbane's contingent purchase price consideration.

EdR AND SUBSIDIARIES
2017 GUIDANCE – RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except share/unit and per share/unit data)
(Unaudited)

	Year ending December 31, 2017
	Low End	High End

Net income attributable to EdR	$50,900	$58,400

Real estate related depreciation and amortization	88,200	88,200
Equity portion of real estate depreciation and amortization on equity investees	2,500	2,500
Noncontrolling interests	(300)	(300)
Funds from operations ("FFO") available to stockholders and unitholders	141,300	148,800

FFO adjustments:
Straight-line adjustment for ground leases(1)	4,700	4,700
FFO adjustments	4,700	4,700

Core funds from operations ("Core FFO") available to stockholders and unitholders	$146,000	$153,500

Earnings per share - diluted	$0.66	$0.76

FFO per weighted average share/unit(2)	$1.84	$1.94

Core FFO per weighted average share/unit(2)	$1.90	$2.00

Weighted average shares/units(2)	76,800	76,800

Notes:
(1) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for the three months and year ended December 31, 2016 and 2015 (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Operating income	$18,133	$19,857	$49,066	$45,055
Less: Third-party development services revenue	(636)	(702)	(2,364)	(2,233)
Less: Third-party management services revenue	(1,032)	(972)	(3,588)	(3,670)
Plus: Other operating expenses	2,146	—	1,046	—
Plus: Development and management services expenses	2,706	3,218	10,671	11,446
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,714	2,820	11,603	9,452
Plus: Ground leases	3,633	3,312	12,462	11,268
Plus: Impairment loss on collegiate housing properties	2,500	—	2,500	—
Plus: Depreciation and amortization	22,462	18,417	81,413	68,022
NOI	$52,626	$45,950	$162,809	$139,340

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the years ended December 31, 2016 and 2015 (in thousands):

	For the year ended December 31,
	2016	2015
Net income attributable to common stockholders	$44,924	$19,911
Straight line adjustment for ground leases	4,731	4,782
Acquisition costs	619	293
Depreciation and amortization	81,413	68,022
Loss on impairment of collegiate housing assets	2,500	—
Gain on sale of collegiate housing assets	(23,956)	(2,770)
Interest expense	15,454	24,449
Amortization of deferred financing costs	1,731	2,089
Interest income	(490)	(213)
Loss on extinguishment of debt	10,611	403
Income tax expense	684	347
Other operating expense - change in fair value of contingent consideration liability	1,046	—
Noncontrolling interests	(220)	171
Adjusted EBITDA	$139,047	$117,484
Annualize acquisitions, developments and dispositions (1)	9,938	9,711
Pro Forma Adjusted EBITDA	$148,985	$127,195

(1) Pro forma adjustment to reflect all acquisitions, development deliveries and dispositions as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total debt to gross assets as of December 31, 2016 and December 31, 2015 (dollars in thousands):

	December 31, 2016		December 31, 2015
Mortgage and construction loans, excluding unamortized deferred financing costs of $56 and $953 as of December 31, 2016 and 2015, respectively	$62,576		$205,464
Unsecured revolving credit facility	20,000		—
Unsecured term loan, excluding unamortized deferred financing costs of $762 and $982 as of December 31, 2016 and 2015, respectively	187,500		187,500
Unsecured Senior Notes, excluding unamortized deferred financing costs of $2,062 and $2,322 as of December 31, 2016 and 2015, respectively	250,000		250,000
Total debt, excluding unamortized deferred financing costs	520,076		642,964
Less: Cash	34,475		33,742
Net debt	$485,601		$609,222

Total assets	$2,506,185		$2,001,831
Accumulated depreciation(1)	315,634		270,993
Gross assets	$2,821,819		2,272,824

Debt to gross assets	18.4%		28.3%
Net debt to gross assets(4)	17.4%		27.2%

Interest coverage (TTM)(2)	9.0	x	4.8	x
Net debt to EBITDA - Adjusted (TTM)(3)	1.7	x	4.0	x

(1) Represents accumulated depreciation on real estate assets.
(2) Equals Adjusted EBITDA of $139.0 million divided by interest expense of $15.5 million. See page 16 for reconciliation to Adjusted EBITDA.
(3) Net Debt to EBITDA - Adjusted is calculated to normalize the impact of non-producing construction debt. In the calculation, Net Debt is total debt (excluding the unamortized deferred financing costs) less cash and excludes non income-producing debt related to assets under development at time of calculation. EBITDA is Proforma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions, development deliveries and dispositions as if such had occurred at the beginning of the 12 month period being presented.

(4) Gross assets used in the net debt to gross assets calculation excludes $34.5 million cash on hand at December 31, 2016.